CARBON 612 CORPORATION

40 Commerce Drive

Farmingdale, NY 11735

Telephone: (631) 249-0024

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To our Stockholders:

NOTICE IS HEREBY GIVEN that the Board of Directors (the “Board”) of Carbon 612 Corporation, a Delaware corporation (“we”, “us” or “our”), has approved, and the holders of more than a majority of the outstanding shares of our common stock, par value $.001 per share (the “Common Stock”) have executed a written consent in lieu of a special meeting approving, the following action:

•

An amendment to our Certificate of Incorporation to effect a one for three reverse split of our outstanding shares of Common Stock without change to the par value per share and the number of authorized shares of Common Stock.

The accompanying Information Statement, which describes the above corporate action in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. In accordance with the Delaware General Corporation Law and our bylaws, the above action has been approved by written consent of the holders of a majority of our outstanding shares of Common Stock. Accordingly, the actions described above will not be submitted to our other stockholders for a vote. Pursuant to Rule 14c-2 under the Exchange Act, these corporate actions will not be effected until twenty (20) calendar days after the filing and mailing of the Information Statement to our stockholders or as soon as practicable thereafter.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This letter is the notice required by Section 228(e) of the Delaware General Corporation Law.  We will first mail the Information Statement on or about December ___, 2011 to stockholders of record as of December 8, 2011.

December ___, 2011

By Order of the Board of Directors

of Carbon 612 Corporation

CARBON 612 CORPORATION

40 Commerce Drive

Farmingdale, NY 11735

Telephone: (631) 249-0024

PRELIMINARY INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14C-2 THEREUNDER

NO VOTE OR OTHER ACTION OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS PRELIMINARY INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Carbon 612 Corporation, a Delaware corporation (“we”, “us” or “our”) is sending you this Information Statement solely for the purpose of informing our stockholders in the manner required under Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the actions taken by the holders of a majority of our outstanding common stock, par value $.001 per shares (the “Common Stock”), by written consent in lieu of a special meeting. No action is requested or required on your part.

What actions were taken by written consent in lieu of a special meeting?

Our Board of Directors (the “Board”) has approved, and stockholders holding a majority of the issued and outstanding shares of our Common Stock have approved, by written consent in lieu of a special meeting, an amendment to our Certificate of Incorporation to effect a one for three reverse split of our outstanding shares of Common Stock without change to the par value per share and the number of authorized shares of Common Stock (the “Reverse Stock Split”).

Additional information regarding the Reverse Stock Split is set forth below under “Approval of the Reverse Stock Split”.

How many shares were voted for the actions?

The Reverse Stock Split was approved by our Board pursuant to action taken by unanimous written consent dated as of December 7, 2011, and by our stockholders pursuant to action taken by majority written consent dated as of December 8, 2011 (the “Record Date”).  The approval of the Reverse Stock Split by written consent of stockholders in lieu of a special meeting requires the consent of the holders of at least a majority of our outstanding shares of Common Stock as of the Record Date.  As of the Record Date, 47,750,000 shares of our Common Stock were issued and outstanding.  Each share of our Common Stock was entitled to one vote.  The holders of 30,000,000 shares of our Common Stock, representing approximately 62.82% of the shares of our Common Stock entitled to vote on the Record Date, executed a written consent in lieu of a special meeting.

Under Delaware General Corporation Law and our bylaws, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holders of a majority of our outstanding Common Stock is sufficient under the Delaware General Corporation Law and our bylaws to approve and adopt the Reverse Stock Split.  Consequently, no further stockholder action is required.

Am I entitled to dissenter's rights?

The Delaware General Corporation Law does not provide for dissenter's rights for the Reverse Stock Split.

APPROVAL OF A THE REVERSE STOCK SPLIT

The Reverse Stock Split

Our Board and a majority of our stockholders have approved the Reverse Stock Split.  A copy of the Certificate of Amendment to the Certificate of Incorporation is attached as Exhibit A.

Background

The Board believes that it is in the company’s and our stockholders’ best interest to effect the Reverse Stock Split.  The Reverse Stock Split will reduce our shares of outstanding Common Stock thereby increasing book value per share of Common Stock and increasing the number of shares available for issuance  in connection with possible future financings, acquisitions and other proper corporate purposes without further action by stockholders, except as required by applicable law, regulation or rule.  We have no present agreement or plan to issue any shares of Common Stock after effectuating the Reverse Stock Split other than pursuant to any outstanding securities convertible into, or exercisable for shares of Common Stock.

Impact of the Reverse Stock Split

When effected, the Reverse Stock Split will automatically apply to all shares of Common Stock.  The Reverse Stock Split will not materially affect any stockholder’s percentage ownership or proportionate voting power.  The principal effect of the Reverse Stock Split will be that the number of (i) shares of our Common Stock issued and outstanding will be reduced from 47,750,000 shares to approximately 15,916,666 shares; and (ii) since the number of authorized shares of our Common Stock will not be reduced, the Reverse Stock Split will increase the Board’s ability to issue authorized and unissued shares without further stockholder action.

No Fractional Shares

You will not receive fractional shares resulting from the Reverse Stock Split.  All post-split fractional shareholdings will be rounded down to the nearest full share.

Effect on Registered Certificated Shares

All of our stockholders hold their shares in certificated form and after the Reverse Stock Split you will receive a transmittal letter from us as soon as practicable after the effective date of the Reverse Stock Split.  The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-split shares to us for post-split shares of Common Stock.

Potential Anti-Takeover Effect

The Reverse Stock Split could adversely affect the ability of third parties to takeover or change the control of the company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the company with another company.  Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the Reverse Stock Split is not in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of the company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Authorized Shares

The Reverse Stock Split would affect all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock.  Upon the effectiveness of the Reverse Stock Split, the number of available authorized and unissued shares of Common Stock would increase due to the reduction in the number of shares of Common Stock issued and outstanding as a result of the split.  We may issue such shares in the future.  If we issue such shares, the ownership interest of holders of our Common Stock will be diluted.  As of the Record Date, we had 100,000,000 shares of authorized Common Stock, of which 47,750,000 were issued and outstanding and 10,000,000 shares of authorized blank check preferred stock, none of which were issued and outstanding.

Accounting Matters

The Reverse Stock Split will not affect the par value of the Common Stock.  As a result, as of the effective time of the Reverse Stock Split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our Common Stock will also be proportionately adjusted because there will be fewer shares of Common Stock outstanding.

Procedure for Effecting Reverse Stock Split

Twenty (20) calendar days after the filing and mailing of the Information Statement to our stockholders or as soon as practicable thereafter, we will file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Certificate of Incorporation.  The Reverse Stock Split will become effective on the date of filing the Certificate of Amendment or on later date as may be set forth in the Certificate of Amendment, which is referred to as the “split effective date.” Beginning on the split effective date, each certificate representing pre-split shares of Common Stock will be deemed for all corporate purposes to evidence ownership of post-split shares of Common Stock.  The text of the Certificate of Amendment is set forth in Exhibit A to this Information Statement.  The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Reverse Stock Split.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Stock Split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.  Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.  As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the Reverse Stock Split.  The aggregate tax basis of the post-split shares received in the Reverse Stock Split will be the same as the stockholder’s aggregate tax basis in the pre- split shares exchanged therefor.  The stockholder’s holding period for the post-split shares will include the period during which the stockholder held the pre-split shares surrendered in the Reverse Stock Split.

Our view regarding the tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table lists, as of the Record Date, the number of shares of Common Stock beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director; and (iii) all officers and directors as a group.  Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the U.S. Securities and Exchange Commission (“SEC”).  Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security.  The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days.  Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.

Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Furthermore, unless otherwise indicated, the address of the beneficial owner is c/o Carbon 612 Corporation, 40 Commerce Drive, Farmingdale, NY 11735.

Name and Address of Beneficial Owner	Amount and nature of beneficial ownership (1)	Percent of class (1)
5% Beneficial Owners:
Clear Skies Solar, Inc. 40 Commerce Drive Farmingdale, NY 11735(2)	15,000,000	31.41%
Ragonap Enterprises, Inc. 3665 Merrick Road, Suite 1 Seaford, NY 11783(3)	15,000,000	31.41%
KHG Trust 672 Dogwood Avenue, Suite 106 Franklin Square, NY 11010 (4)	2,400,000 (5)	5.03%
Barry Honig 595 S. Federal Highway, Suite 600 Boca Raton, FL 33432	4,250,000 (5)	8.90%
Directors and Officers:
Robert Dockweiler	1,000,000 (6)	2.05%
Arthur Goldberg	3,500,000 (7)	7.04%
Ezra Green	20,800,000 (8)	38.84%
All officers and directors as a group (3 persons)	25,300,000	44.74%

___________________

(1) Applicable percentage ownership is based on 47,750,000 shares of Common Stock outstanding as of the Record Date together with securities exercisable or convertible into shares of Common Stock within 60 days of such date for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of the Record Date are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) The board of directors of Clear Skies Solar, Inc., consisting of Ezra Green, Pamela Newman and Gelvin Stevenson, exercise voting and investment power over our  securities owned by Clear Skies Solar, Inc.

(3) Anthony Napolitano, president of Ragonap Enterprises, Inc., exercises voting and investment power over our securities owned by Ragonap.

(4) Nathan Green exercises voting and investment power over our securities owned by KHG Trust. Nathan Green is the brother of Ezra Green, our chairman and sole director. KHG Trust holds the Common Stock pursuant to an irrevocable trust agreement. Nathan Green is the voting trustee under the irrevocable trust agreement and has broad administrative powers under the irrevocable trust agreement, which has an indefinite duration.  Ezra Green is not a beneficiary of the KHG Trust.

(5) Does not include 4,400,000 and 4,250,000 shares of Common Stock issuable upon exercise of warrants, with an exercise price of $0.10 per share, owned by KHG Trust and Barry Honig, respectively.  The warrants may not be exercised to the extent such exercise would cause the holder to own in excess of 4.99% of our outstanding shares of Common Stock. The number of shares deemed beneficially owned and percentage of beneficial ownership has been adjusted accordingly.

(6) Consists of options to purchase 1,000,000 shares of Common Stock with an exercise price of $0.01.  Mr. Dockweiler is our president and the chief executive officer.

(7) Consists of 1,500,000 shares of Common Stock and options to purchase 2,000,000 shares of Common Stock with an exercise price of $0.01.  Does not include: (i) the shares of Common Stock held by Clear Skies Solar, Inc., of which Mr. Goldberg is a vice president and the chief financial officer but as to which he disclaims beneficial ownership; and (ii) 1,500,000 shares of Common Stock issuable upon exercise of warrants, with an exercise price of $0.10 per share, owned by Mr. Goldberg.  The warrants may not be exercised to the extent such exercise would cause the holder to own in excess of 4.99% of our outstanding shares of Common Stock.  The number of shares deemed beneficially owned and percentage of beneficial ownership has been adjusted accordingly.

(8) Consists of options to purchase 5,800,000 shares of Common Stock with an exercise price of $0.01 and 15,000,000 shares of Common Stock owned by Clear Skies Solar, Inc.  Mr. Green is the chief executive officer and chairman of Clear Skies Solar, Inc. and has, along with the other two members of the Board of Directors of Clear Skies, voting and investment power over such shares.

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INTEREST OF CERTAIN PERSONS

IN OPPOSITION TO MATTERS TO BE ACTED UPON

No officer or director of the company has any substantial interest in the Reverse Stock Split.  No director of the company opposed the Reverse Stock Split.

EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may after supplement it.  Additional copies of this Information Statement may be obtained at no charge by writing to us at: 40 Commerce Drive Farmingdale, NY 11735, Attn: Corporate Secretary.

MISCELLANEOUS

We file annual, quarterly and current reports, proxy statements, and registration statements with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

December ____, 2011

By Order of the Board of Directors

of Carbon 612 Corporation

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CARBON 612 CORPORATION

CARBON 612 CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify the following:

1.

The name of the corporation is CARBON 612 CORPORATION

2.

The certificate of incorporation of the Corporation is hereby amended by amending and paragraph C of Article FOURTH to read as follows:

C.

Reclassification of 2012.  Effective as of January ___, 2012 (the "Effective Date"), each 3 shares of Common Stock of the Corporation (“Common Stock”) then issued and outstanding, shall be automatically reclassified into one share of Common Stock (the ‘Reverse Stock Split”).  All fractional interests in shares shall be rounded down to the nearest whole share after such reclassification.

From and after the Effective Date, the amount of capital represented by the Common Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law. The par value of a share of Common Stock shall remain unchanged after the Reverse Stock Split at $0.001 per share.

From and after the Effective Date, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall remain unchanged.

3.

The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.  Prompt written notice of the adoption of the amendment herein certified has been given to those stockholders who did not consent in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

4.

For accounting purposes only, the effective date of this Certificate of Amendment of the Certificate of Incorporation shall be January ___, 2012.

Executed on this ___ day of January, 2012.

CARBON 612 CORPORATION

By: _______________________________

Robert Dockweiler, President